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                                                          Rule 424(b)(3)
                                                          File No. 333-38545

Pricing Supplement No. 18                                 Dated: August 17, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)



U.S. $2,500,000,000

HELLER FINANCIAL, INC.

Medium-Term Notes, Series H

(Registered Notes-Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $50,000,000              Issue Price: 100%

Original Issue Date: August 21, 1998       Stated Maturity Date: August 21, 2000

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [_] Commercial Paper Rate [_] LIBOR [_] Treasury Rate
             [X] Federal Funds Rate [_] Prime Rate [_] Other:

Interest Reset : Daily

Interest Payment Period : Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
Daily using previous day Fed Funds, two day cutoff prior to payment date, up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 21st day of February, May, August and November beginning November 23, 1998 up to and including the Stated Maturity Date.

Interest Determination Date(s): Daily Fed Funds - previous day Fed Funds.

                                                          Rule 424(b)(3)
                                                          File No. 333-38545

Pricing Supplement No. 18                                 Dated: August 17, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)

Initial Interest Rate: To be determined

Index Maturity: Daily

Day Count Convention: Act/360

Maximum Interest Rate: N/A             Minimum Interest Rate: N/A

Spread (+/-): +.25%                    Spread Multiplier: N/A

Optional Redemption: [_] Yes [X] No
  Initial Redemption Date:
  The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [_] Yes [X] No
  Optional Repayment Dates:
  Optional Repayment Prices:

Repayment Provisions:
  (If other than as specified in the Prospectus Supplement)

Discount Note: [_] Yes [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .09484%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 18
                       UNDER MTN-SERIES H PROGRAM: $1,668,000,000
                   b)  CUSIP #42333HKA9

Agent: Merrill Lynch & Co.
  250 Vesey Street
  New York, NY 10281